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                                                                    EXHIBIT 10.6


                          DATA BROADCASTING CORPORATION
                              3490 Clubhouse Drive
                             Jackson, Wyoming 83014


November 14, 1999

Mr. Mark F. Imperiale
12 West Road
West Orange, New Jersey 07052

Dear Mr. Imperiale:

This agreement and release (this "Letter Agreement") confirms the termination of your status as an officer and employee of and with Data Broadcasting Corporation (the "Company"), and each of the Company's direct and indirect subsidiaries, such termination to be effective upon the effective time of the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of the date hereof, among the Company, Detective Merger-Sub, Inc., Interactive Data Corporation and Pearson Longman, Inc. (the "Termination Date"). In addition, for good and valuable consideration, the receipt of which is hereby acknowledged, you and the Company mutually agree as follows:

1. Termination of Employment Agreement; Resignation as Employee and Officer. Your execution of this Letter Agreement hereby confirms in writing your desire to terminate your status as an employee and officer of the Company and any and all of its subsidiaries, effective as of the Termination Date. Such execution further confirms that, except as otherwise provided herein, the employment agreement dated as of October 7, 1999 between you and the Company (the "Employment Agreement") is terminated effective as of the Termination Date, and all provisions thereof shall be null and void as of such date.

2. Consulting Services. From the Termination Date until the earlier of the six month anniversary thereof or November 30, 2000 (the "Consulting Period"), you agree to make yourself available for consultation with the Company and its subsidiaries to provide, as requested, advice and information with respect to the business of the Company and its subsidiaries, especially with respect to transitional and integration issues arising by reason of the Merger.

3. Payments and Benefits. You shall be entitled to the following payments and benefits, subject, in each case, to applicable statutory deductions and withholdings. Your right to receive and retain these payments and benefits shall be subject to your material compliance with the terms of this Letter Agreement (including, but not limited to, Section 6 hereof).

     (a) In respect of your services performed for the portion of the Company's 1999 fiscal year that you were actually employed prior to the Termination Date, you shall be entitled to a bonus equal to 50% of your base salary paid during such period, such bonus to be paid as soon as practicable after the Termination Date.
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     (b)  You shall be entitled to a cash payment in the amount of $75,000 per month, payable monthly during the Consulting Period. This payment is consideration for your agreement to render consulting services, and therefore if, after requested by the Company, you fail to perform such consulting services, no portion of this amount will be paid.

     (c) You shall be entitled to a cash payment equal to $2,700,000, also payable at the end of the Consulting Period, but irrespective of whether you actually perform the consulting services requested of you.

     (d) You shall be entitled to full vesting of any unvested stock options (including the "Conditional Options", as defined in the Employment Agreement) at the end of the Consulting Period (irrespective of whether you actually perform the consulting services requested of you), and the ability to exercise all of your outstanding options until the end of the three-year period following the expiration of the Consulting Period (or, if earlier, until the expiration of the outside term of each such option). You will retain the right to have your "Conditional Options" converted into stock appreciation rights pursuant to Section 3(d) of the Employment Agreement, and if such conversion in fact occurs, the stock appreciation rights will be treated as stock options for purposes of the preceding sentence.

     (e) You shall be entitled to continued medical coverage for you and your family from the Termination Date until your 65th birthday at levels and on a basis (including cost-sharing) substantially comparable to those applicable to active employees of the Company or its affiliates; provided, however, that the Company shall not be obligated to provide such coverage during periods that comparable medical coverage is available to you or any family member by reason of your employment or employment of any family member. You will cooperate with the Company in facilitating the most cost-effective means to secure such coverage.

4. Cessation of all other Compensation and Benefits. From and after the Termination Date, and except as otherwise expressly set forth in this Letter Agreement, you will not receive compensation, payments or benefits of any kind from the Company or its subsidiaries, and you expressly acknowledge and agree that, except with respect to the payments and benefits specifically set forth in this Letter Agreement, you are not entitled to any compensation, payment or benefit whatsoever, including, without limitation, any right to payment under Section 8 or 10 of the Employment Agreement.

5. Payment is in Consideration of Release and Other Continuing Obligations. You understand and agree that the payments provided for in Section 3 of this Letter Agreement are being provided to you in consideration for your acceptance and execution of, and in reliance upon your agreements in, this Letter Agreement, including but not limited to the release contained herein.



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6.   Certain Covenants. You acknowledge and agree that Section 6
     (non-competition) and Section 7 (confidential information) of the Employment Agreement shall survive the termination of your employment, and that for purposes of Section 6 of the Employment Agreement, the restriction on your ability to compete will continue during the Consulting Period and for the one-year period thereafter.

7. Non-Disparagement. You agree that you will not, directly or indirectly, disparage (whether in writing or orally) the Company or the Releasees (as defined below) in any manner whatsoever at any time.

8.   Release.

               (a) You hereby agree to accept the compensation, payments and benefits provided for in Section 3 hereof in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE the Company, its past, present and future direct and indirect parents (including Pearson plc and its affiliates), subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their respective current and former officers, directors, shareholders, representatives, agents and employees, in their official and individual capacities, jointly and individually (the "Releasees") from, any and all agreements, promises, liabilities, claims and demands of any kind whatsoever, in law or equity, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, which you, your respective heirs, executors, administrators, successors or assigns ever had, now have or in the future may have, including, without limitation, any and all claims arising out of or relating to your employment, the Employment Agreement, your compensation and benefits with the Company and/or the termination thereof, and any and all contract, tort or fraud claims, claims for defamation or other personal injury, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation and claims for costs, expenses and attorneys' fees with respect thereto, arising from the beginning of the world through the effective date of this Letter Agreement, in each case, against the Company or any of the Releasees, other than any claims with respect to the Company's breach of this Letter Agreement. However, it is agreed that you do not waive your rights for coverage or indemnification under any directors & officers policy, or pursuant to the certificate of incorporation or the by-laws of the Company for acts or omissions occurring during your employment. THIS RELEASE AND WAIVER INCLUDES, WITHOUT LIMITATION, ANY AND ALL CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, 29 U.S.C. "621-634 (THE "ADEA").

               (b) By signing this Letter Agreement and by acceptance of the compensation, payments and benefits provided for in Section 3 above, you hereby WAIVE, RELEASE AND COVENANT NOT TO SUE the Company or the Releasees with respect to any matter relating to or arising out of any claims being released hereunder, and you agree that you will not (i) file, charge, claim, sue or cause or permit to be filed any civil action, suit or legal proceeding for any claims which are being released hereunder against the Company or the Releasees, whether in the form of a federal, state or municipal court lawsuit or administrative agency action, an arbitration proceeding or otherwise, (ii) seek reinstatement or any other


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     monetary, equitable or personal relief of any kind from the Company or the
     Releasees, however that relief might be called, on the basis of any such claim, or (iii) accept any such relief (as described in subclause (ii) above) on the basis of any claims which are being released hereunder if sought by any person, organization or other entity other than you or acting for you or on your behalf. You represent and warrant as of the date hereof
     (i) that you have not filed any claim or demand for relief against the Company or Releasees, (ii) that there are no outstanding claims, or other claims or demands for relief within the meaning of this Section 8, and
     (iii) that there has been no assignment of any such claims.

9. Future Cooperation. You agree that upon the Company's reasonable request (whether during or after the Consulting Period), you will use reasonable efforts to assist and cooperate with the Company and the Releasees in connection with the defense or prosecution of any claim that may be made against or by the Company or the Releasees, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or the Releasees, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. You will not be paid any additional amounts for any assistance that you provide, although you will be entitled to reimbursement for reasonable out-of-pocket expenses.

10. Successors and Assigns. This Letter Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, including but not limited to (i) with respect to the Company, any entity with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets, and (ii) with respect to you, your executors, administrators, heirs and legal representatives. In the event of your death, all amounts due hereunder shall be accelerated and immediately payable to your estate.

11. Severability; Headings. In the event that any provision of this Letter Agreement shall be held by a court of proper jurisdiction to be invalid, void or voidable or otherwise unenforceable, the balance of this Letter Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an unconscionable injustice. The headings of the sections and paragraphs of this Letter Agreement are for convenience of reference only and shall not constitute a part hereof.

12. Miscellaneous: Choice of Law. This Letter Agreement may be executed in several counterparts, each or which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Letter Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein and therein. This Letter Agreement cannot be modified, altered or amended except by a writing signed by all the parties. No waiver by either party of any provision or condition of this Letter Agreement at any time shall be deemed a waiver of such provision or condition at any prior or subsequent time or of any provision or condition at the same or any prior or subsequent time. This Letter Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of


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     Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13. Facsimile Signatures Valid. Execution of this Letter Agreement with signatures transmitted via facsimile shall be considered valid.

                                     * * * *

If this Letter Agreement conforms to your understanding and is acceptable to you, please indicate your agreement by signing and dating the enclosed copy of this Letter Agreement where indicated and returning it to the Company. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE BEEN PROVIDED WITH THE OPPORTUNITY TO HAVE A PERIOD OF AT LEAST 21 DAYS IN WHICH TO REVIEW AND CONSIDER THIS LETTER AGREEMENT, AND YOU HAVE USED SUCH REVIEW PERIOD TO THE EXTENT DESIRED BY YOU. AFTER YOUR EXECUTION OF THIS LETTER AGREEMENT, YOU WILL THEN BE PERMITTED TO REVOKE THIS LETTER AGREEMENT IN WRITING AT ANY TIME DURING THE PERIOD OF SEVEN DAYS FOLLOWING THE EXECUTION THEREOF. IN THE EVENT THAT YOU EXECUTE THIS LETTER AGREEMENT, THIS LETTER AGREEMENT WILL NOT BE EFFECTIVE OR ENFORCEABLE, AND NO PAYMENTS WILL BE MADE HEREUNDER, UNTIL THE SEVEN-DAY REVOCATION PERIOD HAS EXPIRED; UPON THE EXPIRATION OF SUCH SEVEN DAY PERIOD AFTER YOUR EXECUTION (AND ASSUMING NO REVOCATION), THIS LETTER AGREEMENT SHALL BECOME EFFECTIVE. IN THE EVENT THAT YOU FAIL TO EXECUTE THIS LETTER BY THE DATE SPECIFIED IN THE FIRST SENTENCE ABOVE, OR IF YOU EXECUTE THIS LETTER AGREEMENT AND SUBSEQUENTLY ELECT TO REVOKE THIS LETTER AGREEMENT IN WRITING PURSUANT TO THE TERMS HEREOF WITHIN SUCH SEVEN DAY REVOCATION PERIOD, THIS LETTER AGREEMENT WILL BE OF NO FORCE OR EFFECT, AND NO PARTY TO THIS LETTER AGREEMENT WILL HAVE ANY RIGHTS OR OBLIGATIONS HEREUNDER.


Sincerely,

Data Broadcasting Corporation


By:
   --------------------------
   Name:
   Title:

THIS LETTER AGREEMENT IS A LEGAL DOCUMENT. YOU SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS LETTER AGREEMENT.

BY SIGNING THIS LETTER AGREEMENT YOU ACKNOWLEDGE THAT YOU ARE COMPETENT, THAT YOU HAVE BEEN PROVIDED WITH THE OPPORTUNITY TO HAVE A PERIOD OF AT LEAST 21 DAYS IN WHICH TO REVIEW AND CONSIDER THIS LETTER AGREEMENT WITH AN ATTORNEY OF YOUR CHOICE AND YOU HAVE USED SUCH REVIEW PERIOD TO THE EXTENT YOU DESIRED, THAT YOU HAVE READ AND UNDERSTAND AND VOLUNTARILY ACCEPT THIS LETTER AGREEMENT AS FULLY AND FINALLY RESOLVING, WAIVING AND RELEASING ANY AND ALL CLAIMS WHICH YOU MAY HAVE AGAINST THE COMPANY AND


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RELEASEES (AS DEFINED HEREIN), INCLUDING ANY AND ALL CLAIMS UNDER THE AGE
DISCRIMINATION IN EMPLOYMENT ACT, THAT NO PROMISES OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH IN THIS LETTER AGREEMENT, AND THAT YOU HAVE SIGNED THIS LETTER AGREEMENT FREELY AND VOLUNTARILY, INTENDING TO BE LEGALLY BOUND BY ITS TERMS. THE FOREGOING IS A SUMMARY DESCRIPTION OF THE GENERAL IMPORT OF THIS INSTRUMENT AND DOES NOT ALTER OR AMEND THE DETAILED PROVISIONS CONTAINED IN THE BODY HEREOF.

ACCEPTED AND AGREED:


/s/ Mark F. Imperiale                         Date:
-------------------------                          ------------------
Mark F. Imperiale






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